SUPERVISORY AGREEMENT

This Supervisory Agreement (Agreement) is made this 10th day of December, 2010, by and through the Board of Directors (Board) of Atlantic Coast Bank, Waycross, Georgia, OTS Docket No. 17022 (Association) and the Office of Thrift Supervision (OTS), acting by and through its Regional Director for the Southeast Region (Regional Director);
WHEREAS, the OTS, pursuant to 12 U.S.C. § 1818, has the statutory authority to enter into and enforce supervisory agreements to ensure the establishment and maintenance of appropriate safeguards in the operation of the entities it regulates; and
WHEREAS, the Association is subject to examination, regulation and supervision by the OTS; and
WHEREAS, based on its July 12, 2010 examination of the Association (2010 Examination), the OTS finds that the Association has engaged in unsafe or unsound practices and/or violations of law or regulation; and
WHEREAS, in furtherance of their common goal to ensure that the Association addresses the unsafe or unsound practices and/or violations of law or regulation identified by the OTS in the 2010 Examination, the Association and the OTS have mutually agreed to enter into this Agreement; and
           WHEREAS, on December 9, 2010, the Association’s Board, at a duly constituted meeting, adopted a resolution (Board Resolution) that authorizes the Association to enter into this Agreement and directs compliance by the Association and its directors, officers, employees, and other institution-affiliated parties with each and every provision of this Agreement.
NOW THEREFORE, in consideration of the above premises, it is agreed as follows:

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Capital
1.           By March 31, 2011, the Association shall submit a written Contingency Plan in the event that the Association is notified by the OTS that it has inadequate capital levels for the Association’s risk profile and the volume, type and quality of assets held by the Association.  The Contingency Plan shall detail the actions to be taken, with specific time frames, to resolve the Association by a specific date, after written notification is received from the Regional Director to implement the Contingency Plan.
2.           Upon receipt of written notification from the Regional Director, the Association shall implement and adhere to the Contingency Plan immediately.  The Association shall provide the Regional Director with written status reports detailing the Association’s progress in implementing the Contingency Plan by no later than the fifteenth (15th) of each month following implementation of the Contingency Plan.
Business Plan.
3.           Within sixty (60) days, the Association shall submit an updated comprehensive business plan for calendar years 2011 and 2012  (Business Plan) that addresses all corrective actions in the 2010 Examination relating to the Association’s business operations to the Regional Director for review and non-objection.  At a minimum, the updated Business Plan shall conform to applicable laws, regulations and regulatory guidance and include:
(a)           plans to improve the Association’s core earnings and achieve profitability on a consistent basis throughout the term of the Business Plan; and
(b)           consideration of the requirements of this Agreement.
Thereafter, the Association shall submit an updated one year Business Plan at least ninety (90) days prior to the end of each calendar year.

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4.           Upon receipt of written notification of non-objection from the Regional Director, the Association shall implement and adhere to the Business Plan.  A copy of the Business Plan and the Board meeting minutes reflecting the Board’s adoption thereof shall be provided to the Regional Director within twenty (20) days after the Board meeting.
5.           Any material modifications1 to the Business Plan must receive the prior written non-objection of the Regional Director.  The Association shall submit proposed material modifications to the Regional Director at least thirty (30) days prior to implementation.
6.           Within forty-five (45) days after the end of each quarter, beginning with the quarter ending March 31, 2011, the Board shall review quarterly variance reports on the Association’s compliance with the Business Plan (Variance Reports).  The Variance Reports shall:
(a)           identify variances, expressed in dollars and percentages, in the Association’s actual performance during the preceding quarter as compared to the projections set forth in the Business Plan;
(b)           contain an analysis and explanation of identified variances; and
(c)           discuss the specific measures taken or to be taken to address identified  variances.
7.           A copy of the Variance Reports and Board meeting minutes shall be provided to the Regional Director within ten (10) days after the Board meeting.
Concentration Program.
8.           Within ninety (90) days, the Association shall revise its written program for identifying, monitoring, and controlling risks associated with concentrations of credit and other assets (Concentration Program) to address all corrective actions set forth in the 2010 Examination relating to concentrations of credit and activities.  The Concentration Program shall comply with all applicable laws, regulations and regulatory guidance and shall:

1 A modification shall be considered material under this Section of the Agreement if the Association plans to: (a) engage in any activity that is inconsistent with the Business Plan; or (b) exceed the level of any activity contemplated in the Business Plan or fail to meet target amounts established in the Business Plan by more than ten percent (10%), unless the activity involves assets risk-weighted fifty percent (50%) or less, in which case a variance of more than twenty-five percent (25%) shall be deemed to be a material modification.

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(a)            establish comprehensive concentration limits expressed as a percentage of Tier 1 (Core) Capital plus allowance for loan and lease losses (ALLL), and document the appropriateness of such limits based on the Association’s risk profile, capital levels and business plan;
(b)           establish concentration limits as discussed in CEO Letter 280 for (i) mortgage banking activities conducted with third parties, including aggregate limits for pipeline, warehouse, and credit enhancing risk exposure;(ii) nonmortgage commercial loans; and (iii) mobile home lending, including sub-limits applicable to chattel and mortgage collateral;
(c)           establish stratification categories and enhanced risk analysis, monitoring, and management for each stratification category;
(d)           contain specific review procedures and reporting requirements, including quarterly written reports to the Board, designed to identify, monitor, and control the risks associated with concentrations; and
(e)           contain a written action plan, including specific time frames, for bringing the Association into compliance with its concentration limits.
Financial Recordkeeping and Reporting.

9.           Effective immediately, the Association shall ensure that its books, records, financial reports and statements are timely and accurately prepared and filed in compliance with applicable laws, regulations, and regulatory guidance including, but not limited to, 12 C.F.R. Part 562 and the Thrift Financial Report (TFR) instructions.
10.           Within thirty (30) days, the Association shall conduct a comprehensive review of the system loan coding beginning with the nonresidential mortgages reported on line SC 260 of the Association’s TFR to ensure that this line item and other related line items are properly reported and ensure that all errors are corrected.

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11.           Within sixty (60) days, the Association shall establish and implement additional systems, controls and procedures to ensure proper coding and reporting of loans on the TFR, including a quarterly comparison between internal reports and regulatory reports.  Any identified irregularities between regulatory and internal reports shall be reconciled within thirty (30) days after identification.
12.           Effective immediately, the Association shall ensure that troubled debt restructurings (TDRs) are accurately reported on the TFR and that allowance for loan and lease loss (ALLL) on TDRs is calculated in accordance with applicable regulatory guidance including, but not limited to, Accounting Standards Codification (ASC) No. 310-10, Accounting by Creditors for Impairment of a Loan; OTS Thrift Bulletin 85, Regulatory and Accounting Issues Related to Modifications and TDRs of 1-4 Residential Mortgage Loans; and Statement of Financial Accounting Standards (SFAS) No. 114, Accounting by Creditors for Impairment of a Loan.
13.           Within thirty (30) days, the Association shall classify any noninvestment grade security in accordance with CEO Memorandum No. 200 and Section 540 of the OTS Examination Handbook.
Loan Modifications.
14.            Within sixty (60) days, the Association shall develop and adhere to a written TDR and Loan Modification Policy (Loan Modification Policy).  At a minimum, the Loan Modification Policy shall:
(a) identify acceptable modification terms (e.g., a lower or no interest rate, a reduction in principal, a short sale of the underlying collateral property, a lengthier term to maturity, a transfer of assets from the borrower, the substitution or addition of a new borrower, or some combination of these terms) and guidelines and restrictions on such modifications;

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(b) specify loan underwriting and documentation requirements, including analysis of the borrower’s creditworthiness and repayment capacity under the modified loan terms;
(c) identify Association personnel authorized to approve loan modifications and the procedures to be incorporated to monitor all approved modified loans for compliance with the Modification Policy;
(d) ensure that all modified loans (i) comply with applicable laws and regulations, generally accepted accounting principles (GAAP) and regulatory guidance including, but not limited to, OTS Thrift Bulletin No. 85 (August 28, 2009), (ii) be properly reported on the Thrift Financial Report (TFR), and (iii) be accurately and timely classified in accordance with the Association’s asset classification policies;
(e) require that the Association’s loan modification and TDR practices and program be reviewed by the Association’s Internal Audit function;
(f) require a written monthly report to the Board, beginning with the March 2011 Board meeting, detailing the total number and dollar amount of loan modifications, the number and dollar amount of loans modified since the preceding monthly report, and the types of modifications made.
15.           A copy of the Loan Modification Policy shall be provided to the Regional Director within ten (10) days after adoption by the Board.
Bank Owned Life Insurance.
16.           Effective immediately, the Association shall not purchase additional bank-owned life insurance (BOLI) or increase its investment in existing BOLI policies until the Association’s BOLI exposure is within the regulatory concentration guidelines of 25 percent of total capital set forth in OTS Regulatory Bulletin (RB) 32-26.

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17.           At the first regular Board meeting following the end of each calendar quarter, beginning with the quarter ending December 31, 2010, the Association shall prepare and submit to the Board for review a written report detailing the amount of BOLI as a percentage of total capital, (Quarterly BOLI Report).  The Board’s review of the Quarterly BOLI Report and any corrective actions taken shall be fully documented in the Board meeting minutes.
Brokered Deposits.
18.           Effective immediately, the Association shall comply with the requirements of 12 C.F.R. § 337.6(b).
19.           Effective immediately, the Association is prohibited from increasing the dollar amount of brokered deposits2, excluding interest credited, at the Association without receiving the prior written non-objection of the Regional Director.  The Association’s level of brokered deposits at June 30, 2011 shall not exceed $52.5 million, excluding interest credited.  The Association’s written request for non-objection shall be submitted to the Regional Director at least forty-five (45) days prior to the anticipated date of acceptance of additional brokered deposits.
20.           Within forty-five (45) days after the close of each quarter, beginning with the quarter ending December 31, 2010, the Board shall review quarterly reports detailing the level of brokered deposits for each month within the quarter (Brokered Deposit Report).  The Board’s review of the Brokered Deposit Report, including any corrective actions, shall be detailed in the Board meeting minutes.

2 The term “brokered deposit” is defined at 12 C.F.R. § 337.6(a)(2).

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Directorate and Management Changes.
21.           Effective immediately, the Association shall comply with the prior notification requirements for changes in directors and Senior Executive Officers3 set forth in 12 C.F.R. Part 563, Subpart H.
Dividends and Other Capital Distributions.
22.           Effective immediately, the Association shall not declare or pay dividends or make any other capital distributions, as that term is defined in 12 C.F.R. § 563.141, without receiving the prior written approval of the Regional Director in accordance with applicable regulations and regulatory guidance.  The Association’s written request for approval shall be submitted to the Regional Director at least thirty (30) days prior to the anticipated date of the proposed declaration, dividend payment or distribution of capital.
Employment Contracts and Compensation Arrangements.
23.           Effective immediately, the Association shall not enter into, renew, extend or revise any contractual arrangement relating to compensation or benefits for any Senior Executive Officer or director of the Association, unless it first provides the Regional Director with not less than thirty (30) days prior written notice of the proposed transaction.  The notice to the Regional Director shall include a copy of the proposed employment contract or compensation arrangement or a detailed, written description of the compensation arrangement to be offered to such officer or director, including all benefits and perquisites.  The Board shall ensure that any contract, agreement or arrangement submitted to the Regional Director fully complies with the requirements of 12 C.F.R. Part 359, 12 C.F.R. §§ 563.39 and 563.161(b), and 12 C.F.R. Part 570 – Appendix A, and the Interagency Guidance on Sound Incentive Compensation Policies contained in OTS Chief Executive Officer Memorandum No. 354.

3 The term “Senior Executive Officer” is defined at 12 C.F.R. § 563.555.

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Third Party Contracts.
24.           Effective immediately, the Association shall not enter into any arrangement or contract with a third party service provider that is significant to the overall operation or financial condition of the Association4 or outside the Association’s normal course of business unless, with respect to each such contract, the Association has: (a) provided the Regional Director with a minimum of thirty (30) days prior written notice of such arrangement or contract and a written determination that the arrangement or contract complies with the standards and guidelines set forth in Thrift Bulletin 82a (TB 82a); and (b) received written notice of non-objection from the Regional Director.
Golden Parachute and Indemnification Payments.
25.           Effective immediately, the Association shall not make any golden parachute payment5 or prohibited indemnification payment6 unless, with respect to each such payment, the Association has complied with the requirements of 12 C.F.R. Part 359 and, as to indemnification payments, 12 C.F.R. § 545.121.

4 A contract will be considered significant to the overall operation or financial condition of the Association where the annual contract amount equals or exceeds two percent (2%) of the Association’s total capital, where there is a foreign service provider, or where it involves information technology that is critical to the Association’s daily operations without regard to the contract amount.

5 The term “golden parachute payment” is defined at 12 C.F.R. § 359.1(f).

6 The term “prohibited indemnification payment” is defined at 12 C.F.R. § 359.1(l).

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Growth.
26.           Effective immediately, the Association shall not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the prior quarter without the prior written notice of non-objection of the Regional Director.
Transactions with Affiliates.
27.           Effective immediately, the Association shall not engage in any new transaction with an affiliate unless, with respect to each such transaction, the Association has complied with the notice requirements set forth in 12 C.F.R. § 563.41(c)(4), which shall include the information set forth in 12 C.F.R. § 563.41(c)(3).  The Board shall ensure that any transaction with an affiliate for which notice is submitted pursuant to this Paragraph, complies with the requirements of 12 C.F.R. § 563.41 and Regulation W, 12 C.F.R. Part 223.
Effective Date.
28.           This Agreement is effective on the Effective Date as shown on the first page.
Duration.
29.           This Agreement shall remain in effect until terminated, modified or suspended, by written notice of such action by the OTS, acting by and through its authorized representatives.
Time Calculations.
30.           Calculation of time limitations for compliance with the terms of this Agreement run from the Effective Date and shall be based on calendar days, unless otherwise noted.
Submissions and Notices.
31.           All submissions to the OTS that are required by or contemplated by the Agreement shall be submitted within the specified timeframes.

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32.           Except as otherwise provided herein, all submissions, requests, communications, consents or other documents relating to this Agreement shall be in writing and sent by first class U.S. mail (or by reputable overnight carrier, electronic facsimile transmission or hand delivery by messenger) addressed as follows:
(a)           To the OTS:
Regional Director
                                Office of Thrift Supervision
        1475 Peachtree St., NE
Atlanta, Georgia 30309

(b)           To the Association
Atlantic Coast Bank
Board of Directors
c/o Jay S. Sidhu, Executive Chairman
12724 Gran Bay Parkway
Suite 150
Jacksonville, Florida  32258

No Violations Authorized.
33.           Nothing in this Agreement shall be construed as allowing the Association, its Board, officers or employees to violate any law, rule, or regulation.
OTS Authority Not Affected.
34.           Nothing in this Agreement shall inhibit, estop, bar or otherwise prevent the OTS from taking any other action affecting the Association if at any time the OTS deems it appropriate to do so to fulfill the responsibilities placed upon the OTS by law.
Other Governmental Actions Not Affected.
35.           The Association acknowledges and agrees that its execution of the Agreement is solely for the purpose of resolving the matters addressed herein, consistent with Paragraph 34 above, and does not otherwise release, discharge, compromise, settle, dismiss, resolve, or in any way affect any actions, charges against, or liability of the Association that arise pursuant to this action or otherwise, and that may be or have been brought by any governmental entity other than the OTS.

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Miscellaneous.
36.           The laws of the United States of America shall govern the construction and validity of this Agreement.
37.           If any provision of this Agreement is ruled to be invalid, illegal, or unenforceable by the decision of any Court of competent jurisdiction, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director in his or her sole discretion determines otherwise.
38.           All references to the OTS in this Agreement shall also mean any of the OTS’s predecessors, successors, and assigns.
39.           The section and paragraph headings in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.
40.           The terms of this Agreement represent the final agreement of the parties with respect to the subject matters thereof, and constitute the sole agreement of the parties with respect to such subject matters.
Enforceability of Agreement.
41.           This Agreement is a “written agreement” entered into with an agency within the meaning and for the purposes of 12 U.S.C. § 1818.
Signature of Directors/Board Resolution.
42.           Each Director signing this Agreement attests that he or she voted in favor of a Board Resolution authorizing the consent of the Association to the issuance and execution of the Agreement.  This Agreement may be executed in counterparts by the directors after approval of execution of the Agreement at a duly called board meeting.  A copy of the Board Resolution authorizing execution of this Agreement shall be delivered to the OTS, along with the executed original(s) of this Agreement.

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WHEREFORE, the OTS, acting by and through its Regional Director, and the Board of the Association, hereby execute this Agreement.

	ATLANTIC COAST BANK		OFFICE OF THRIFT SUPERVISION
Waycross, Georgia

By:	/s/ Jay S. Sidhu	By:	/s/ James G. Price
	Jay S. Sidhu		James G. Price
	Executive Chairman		Regional Director, Southeast Region

Director Signatures

/s/ Forrest W. Sweat, Jr.		/s/ Robert J. Larison, Jr.
Forrest W. Sweat, Jr., Director		Robert J. Larison, Jr., Director

/s/ Thomas Beeckler		/s/ Frederick D. Franklin, Jr.
Thomas F. Beeckler, Director		Frederick D. Franklin, Jr., Director

/s/ W. Eric Palmer		/s/ Robert J. Smith
W. Eric Palmer, Director		Robert J. Smith, Director

/s/ H. Dennis Woods		/s/ Chares E. Martin, Jr.
H. Dennis Woods, Director		Charles E. Martin, Jr., Director

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